PRELIMINARY STATEMENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
☐	Definitive Information Statement

SUPERIOR OIL AND GAS CO.

(Name of Registrant As Specified In Its Charter)

Payment of Filling Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1.	Title of each class of securities to which transaction applies: Common stock, par value $0.001.

2.	Aggregate number of securities to which transaction applies: 400,000,000 shares of common stock.

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The transaction is for the sole purpose of amending the registrant’s articles of incorporation to increase the registrant's authorized capital, and no filing fee is required to be paid.

4.	Proposed maximum aggregate value of transaction: No value.

5.	Total fee paid: None.

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
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4.	Date Filed:

PRELIMINARY COPY

INFORMATION STATEMENT

SUPERIOR OIL AND GAS CO.
844 South Walbaum Road
Calumet, Ok 73014
405-884-2080

Summary Term Sheet

Superior Oil and Gas Co. proposes to amend its Articles of Incorporation (i) to increase the number of shares of its authorized Common Stock from 200 million shares of Common Stock to 500 million shares of Common Stock, (ii) to authorize the issuance of 100 million shares of Preferred Stock, par value $0.001 a share, and (iii) to designate a Series A Voting, Convertible Preferred Stock, consisting of 10 million shares, each share of which has the right to cast 14 votes, the right at any time to convert each share into 14 shares of Common Stock and the same rights as Common Stock in every other particular.

Such an amendment must have the approval of the shareholders.  Under Nevada law, such shareholder approval can be given by either of the following methods:

•	At a duly-called shareholders’ meeting at which a quorum is present, by an approving vote by shareholders casting a majority of votes cast at the meeting either in person or by proxy, or
•
Without a meeting, by the written approval of the amendment by the holders of shares that represent a majority of the votes that could be cast by all outstanding shares of voting stock – the method we have chosen.

Management has obtained the written approval of shareholders that hold a majority of the outstanding shares of common stock to approve the amendment to our articles of incorporation without a shareholders’ meeting.

Regulations of the U.S. Securities and Exchange Commission (the “Commission”) require that we transmit an Information Statement containing certain specified information to every holder of our capital stock that is entitled to vote or give an authorization with regard to any matter to be acted upon by shareholders and from whom proxy authorization is not solicited.  This Information Statement must be mailed at least 20 calendar days prior to the earliest date on which the corporate action may be taken.  This Information Statement is being mailed on or about February 13, 2011 to our stockholders of record of January 31, 2011.

We Are Not Asking You For a Proxy, and You Are Requested Not To Send Us a Proxy.

Increase of Capital Stock Authorization Information

We currently have one class of authorized voting stock:

•	Common Stock, par value $0.001, 200 million shares of which there are 199,700,000 shares outstanding. Each outstanding share has one vote on all matters submitted to the shareholders for a vote.

The Common Stock does not have cumulative voting or preemption rights.  Holders of the stock are entitled to receive dividends when and if dividends are authorized by the directors.

Reasons for engaging in the transaction.

In 2006 we entered into a joint venture agreement with The Weiss Family Trust and its representative, Sam Guttman, both of the New York City area (hereinafter “Guttman/Weiss”), with regard to Guttman /Weiss investing in the drilling of oil and gas wells being promoted by our company.  Initially, two wells were drilled in Oklahoma with our company being the operator of the wells and being “carried” by Guttman/Weiss for a half interest in whatever ownership portion of the wells that Guttman/Weiss agreed to pay for.  The two wells were drilled and did encounter oil and gas in what appeared to be commercial quantities but were not successfully completed as producing wells.  These initial efforts were followed by the drilling of three other wells in Logan County, Oklahoma under the same  terms – we were carried for a half interest in the ownership portion of the wells that Guttman/Weiss agreed to pay for – and the results of which were encouraging, but the wells were not completed as producing wells in commercial quantities.

Relations between our company and Guttman/Weiss deteriorated  during this extended period of poor results.  Ultimately, Guttman/Weiss had invested approximately $8 million in the wells and in the acquisition of additional oil and gas leases and claimed that we had applied some of the funds to purposes other than expenses on the wells and that we had violated several provisions of the Federal and State securities laws.  We denied all allegations and alleged that Guttman/Weiss had not fully paid us for its and our interests in the wells.

We settled the controversy.  Guttman/Weiss released us from all alleged liabilities and agreed to pay us approximately $100,000 to pay certain current liabilities.  We also agreed to issue to Guttman/Weiss 140 million shares of our common stock in exchange for a half interest in Guttman/Weiss’s interest in the three wells that had been drilled in Logan County, and both parties agreed that our company could amend its Articles of Incorporation to increase its authorized capital to (i) 500 million shares of Common Stock, par value $0.001, and (ii) 100 million shares of Preferred Stock, par value $0.001, of which 10 million of the 100 million shares of Preferred Stock would be designated as Series A Voting, Convertible Preferred Stock and have as attributes (i) the right to cast 14 votes for each issued share, (ii) the right at any time to convert each share into 14 shares of Common Stock  and (iii)  the same rights as Common Stock in every other particular.  Finally, the parties agreed that Superior’s directors should authorize the issuance of the 10 million shares of Series A Voting, Convertible Preferred Stock to the corporation’s management and some of its present and past employees, agents and consultants who had performed valuable services for the corporation over the years without the expectation of payment for their unbooked services, due to the corporation’s lack of resources with which to make any payment.  The value of the services performed by the individuals that will receive the 10 million shares of Series A Voting Convertible Preferred Stock will be determined by the directors at the time these shares are issued, and the shares will be valued at the last bid price of the common stock into which the Preferred shares may be converted.

With regard to the remaining 90 million shares of Preferred Stock to be authorized for issuance, no further authorization by the shareholders need be obtained.  The terms of the creation of additional Series of the Preferred shares, including dividends or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the board of directors.

The provisions concerning the Company’s issuance of 140 million shares of Common Stock to Guttman/Weiss in exchange for a half interest in Guttman/Weiss’s interest in three wells and amending the company’s Articles of Incorporation to authorize the issuance of 100 million shares of Preferred Stock, of which 10 million shares would be issued to our company’s management and certain other agents as payment for unbooked compensation for prior services, reflect the desire of the parties that the composition and continuation of our current management and certain of its agents not be threatened by a possible change of control of the corporation by reason of the issuance of the 140 million shares of Common Stock to Guttman/Weiss.  No determination has been made by the directors concerning the identification of the persons to whom distribution of the Series A Voting, Convertible Preferred Stock might be made or the amounts thereof.

Finally, we deem it prudent, at this time, to increase the number of authorized shares of Common Stock to a figure sufficient not only to enable all holders of our Series A Voting, Convertible Preferred Stock to convert their shares to shares of Common Stock, but sufficient to enable our directors in the future to consider possible acquisitions of properties or interests in other companies in exchange for shares of our Common Stock. However, we have no current plans, intentions, or arrangements to engage in an acquisition.

Should the proposed amendment be effected, the effect on existing shareholders would be dilutive in the sense that they would own a smaller percentage of the outstanding shares of our stock.  However, such an issuance would not necessarily be dilutive in an economic sense, as the assets or companies acquired could conceivably produce operating results better for each issued share of stock than have been obtained so far.

The increase of authorized capital from 200 million shares to 500 million shares of Common Stock will have an anti-takeover effect.  It would provide the directors with the ability to counter any takeover offer by increasing the number of outstanding shares through immediate sales of authorized but not-yet-issued shares.  Such an increase could lessen the impact of a tender offer, by denying the offeror of the ability to purchase a voting majority of the outstanding shares.  This could work to the disadvantage of existing shareholders, as takeover offers are made at per-share prices that are higher than prevailing market share prices.

Voting Securities and Principal Holders Thereof

On January 31, 2011 there were outstanding 199,700,000 shares of our authorized 200,000,000 shares of Common Stock, This Information Statement is being sent to the January 31, 2011 record holders of our Common Stock.  Members of our management that hold  12,250,000  shares of our Common Stock together with Guttman/Weiss who own 140 million shares of our Common Stock have  given their written consent to the amendment.  This represents 76 percent of the shares outstanding, well in excess of the bare majority needed to approve the amendment to our Articles of Incorporation without a shareholders’ meeting.

The table below sets forth, as of January 31 2010, the number of shares of our Common Stock beneficially owned by each officer and director of Superior Oil and Gas Co. individually and as a group, and by each owner of more than five percent of the Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percentage of Total Shares Owned

Gayla McCoy 844 South Walbaum Road Calumet, OK 73014	4,500,000	2.25

Bill Sparks P.O. Box 14428 Oklahoma City, OK 73113	1,300,000	0.65

W.R. Lott III 107 Fulton Street Greenwood, MS 38935	950,000	0.48

Dan Lloyd, Jr. 844 South Walbaum Road Calumet, OK 73014	5,500,000	2.75

Thomas Becker 11108 N.W. 115 Street Yukon, OK 73099	3,290,407	1.65

Sam Guttman	39,000,000	19.53

Weiss Family Trust	101,000,000	50.58

Officers and Directors as a Group (5 persons)	12,250,000	6.13

Changes in Control

The proposed increase in the number of shares of our Common Stock is not expected to result in a change of control of the corporation.   On March 23, 2010  Guttman/ Weiss agreed that, in order to maintain a balance in the voting power of the parties, in consideration of Superior’s agreeing to order the issuance of the 140 million shares of Common Stock to Guttman/Weiss before the Articles of Incorporation have been amended to authorize the issuance of 100 million shares of Preferred Stock and before the 10 million shares of the Series A Voting, Convertible Stock have been issued, Guttman/Weiss will exercise the voting of its shares of Common Stock only in a manner consistent with the written, informed directions of Superior Oil and Gas Co.’s management.

Dissenters’ right of appraisal.  Shareholders that disapprove of the proposed amendments have no rights of appraisal or similar rights of dissenters with regard to the above amendments to our Articles of Incorporation.

Financial Statements and
Management’s Discussion and Analysis of Financial
Condition and Results of Operations

Report of Independent Registered Public Accounting Firm	7
Balance Sheets at December 31, 2009 and 2008	8
Statements of Operations for the Years Ended
December 31, 2009 and 2008	9
Statement of Changes in Stockholders’ Deficits for the Years Ended
December 31, 2009 and 2008	10
Statements of Cash Flows for the Years Ended
December 31, 2009 and 2008	11
Notes to Financial Statements	12

Management’s Discussion and Analysis of Financial Condition and Results
of Operations	22

Balance Sheets September 30, 2010 and December 31, 2009 (Unaudited)	26
Statements of Operations for the Three Months and Nine Months Ended
September 30, 2010 and 2009 (Unaudited)	27
Statements of Cash Flows for the Nine Months Ended
September 30, 2010 and 2009 (Unaudited)	28
Notes to Financial Statements	29

Management’s Discussion and Analysis of Financial Condition and Results
of Operations
Results of Operations – First Three and Nine Months
Ended September 30, 2010 Compared to the Three and Nine
Months Ended September 30, 2009	33

Changes In and Disagreements with Accountants

During the periods disclosed in the foregoing financial statements, there have been no disagreements with the company’s accountants on accounting and financial disclosure.